Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY TRUST ISSUES INITIAL GUIDANCE FOR 2007 AND INCREASES DIVIDEND BY 9.7%
BETHESDA, Md. — (January 10, 2007) — First Potomac Realty Trust (NYSE:FPO) today announced its initial guidance for 2007 and an increase in its quarterly dividend.
2007 Guidance
Based on its initial outlook for the year, First Potomac expects to report FFO per diluted share of between $1.77 and $1.88 for 2007. The Company’s basic assumptions underlying this guidance include:
•	Increasing portfolio occupancy from 88% at year-end 2006 to 91% to 93% by the end of 2007, with average portfolio occupancy of between 89% and 91% for the year;

•	Property operating expense increases of 3% to 6%. The Company continues to incur costs associated with upgrading the assets it has acquired as part of its value-add strategy, many of which are being expensed rather than amortized;

•	Placing the John Marshall Highway build-to-suit development into service at the beginning of the second quarter of 2007;

•	$175 million to $275 million in primarily value-add acquisitions, which, in the aggregate, are projected to have minimal, if any, impact on 2007 results;

•	G&A expense of $10.5 million to $11.0 million;

•	No gains on sale from dispositions; and

•	Interest rates remaining at their current levels.
More detailed assumptions will be provided when the Company reports results for the fourth quarter of 2006, which it expects to do after the markets close on February 22, 2007, and on its conference call to discuss those results on February 23, 2007, at 11:00am EST.
The reconciliation of expected net income to FFO is as follows:

Guidance Range for 2007	Low Range	High Range
Net income per diluted share	$0.15	$0.25
Real estate depreciation and minority interest per diluted share	1.62	1.63

FFO per diluted share	$1.77	$1.88

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7600 Wisconsin Avenue, 11th Floor     •     Bethesda, MD 20814     •     Phone: (301) 986-9200     •     Fax: (301) 986-5554

FPO Issues Initial 2007 Guidance

January 10, 2007
Dividend Increase for 2007
First Potomac also announced that the board of trustees has increased the quarterly dividend by 9.7% for 2007. The dividend of $0.34 per share, which represents an annual dividend of $1.36 per share, is payable on February 9, 2007, to shareholders of record as of January 31, 2007.
Barry H. Bass, the Company’s chief financial officer, commented, “We devoted much of 2006 to finding opportunities that will allow us to generate upside over time by using our leasing and management expertise. We expect to begin realizing this embedded value in a significant way in 2007 with the majority of this year’s FFO growth expected to be generated by leasing the vacancy that we acquired over the past 18 months. We will complement this internal growth by continuing to pursue acquisitions that offer stabilized yields as well as opportunities with upside that will fuel our future growth.”
About First Potomac Realty Trust
First Potomac Realty Trust is a real estate investment trust (REIT) that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals 10.7 million square feet. Its largest tenant is the U.S. Government.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic and market conditions; failure of customary closing conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
Non-GAAP Financial Measures
Funds from Operations - Funds from operations (“FFO”) represents net income (loss) before minority interest (computed in accordance with U.S. generally accepted accounting principles or GAAP), including gains (or losses) from debt restructuring and excluding any gains or losses on the sale of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful additional indication of its performance. The Company also considers funds from operations an appropriate supplemental performance measure given its wide use by investors and analysts. The Company computes funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the
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FPO Issues Initial 2007 Guidance

January 10, 2007
methodology for calculating funds from operations utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, funds from operations does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
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